Palm Completes Acquisition of Be Incorporated; Assets and Engineering Talent to Augment Palm OS Business Capability



SANTA CLARA and MENLO PARK, Calif., Nov. 13, 2001 -- Palm, Inc. (Nasdaq: PALM), the leading provider of operating systems for use in handheld computers and the leading provider of handhelds, and Be Incorporated (Nasdaq: BEOS) today announced the completion of Palm's acquisition of substantially all of the intellectual property and other technology assets of Be Incorporated for $11 million in Palm stock. In conjunction with the completion of the acquisition, Palm also has hired several key members of Be's engineering team. The deal was approved by Be stockholders yesterday.

The acquisition -- related to Palm's strategy to separate the Palm OS(R) platform business from the Solutions Group -- will augment the platform's business capability in user-centric communications, Internet and multimedia technologies. Market-research firm IDC estimates that the Palm OS will be used in 59.5 percent of the personal companions shipped worldwide by the end of 2001.


About Palm, Inc.

Palm, Inc. is a pioneer in the field of mobile and wireless Internet solutions and a leading provider of handheld computers, according to IDC (December 2000). Based on the Palm OS(R) platform, Palm's handheld solutions allow people to carry and access their most critical information wherever they go. Palm(TM) handhelds address the needs of individuals, enterprises and educational institutions through thousands of application solutions.

The Palm OS platform is also the foundation for products from Palm's licensees and strategic partners, such as Franklin Covey, Handspring, IBM, Kyocera, Sony, Symbol Technologies, and HandEra (formerly TRG). The Palm Economy is a growing global community of industry-leading licensees, world-class OEM customers, and approximately 170,000 innovative developers and solution providers that have registered to develop solutions based on the Palm OS platform. Palm went public on March 2, 2000. Its stock is traded on the Nasdaq national market under the symbol PALM. More information is available at http://www.palm.com.

About Be Incorporated

Founded in 1990, Be Incorporated creates software solutions that enable rich media and Web experiences on personal computers and Internet appliances. Be's headquarters are in Menlo Park, California. It is publicly traded on the Nasdaq National Market under the symbol BEOS. Be can be found on the Web at http://www.be.com.

                                      # # #

Palm OS is a registered trademark and Palm is a trademark of Palm, Inc. Other brands may be trademarks of their respective owners.


Safe-harbor Statement

This press release contains forward-looking statements about the effect of the acquisition of Be assets on Palm's platform business' future capabilities. These statements are subject to risks and uncertainties, including Palm's ability to successfully integrate Be's employees and technologies. For a discussion of additional risks related to the acquisition, please see the section titled "Risk Factors" contained in amendment No. 2 to Palm's registration statement on Form S-4 filed with the Securities and Exchange Commission on October 5, 2001.


CONTACTS:

Jenny Gispen-Schultz (media relations)
Palm, Inc. (media relations)
408.878.2453
jenny.gispen.schultz@corp.palm.com

Guillaume Perrotin (investor relations)
Be Incorporated
650.462.4100
perrotin@be.com